Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

July 9, 2012

MEDIA CONTACT: Sharon McHale

703-903-2438

INVESTOR CONTACT: Linda Eddy

703-903-3883

WILLIAM H. McDAVID NAMED GENERAL COUNSEL

OF FREDDIE MAC

McLEAN, Va. – Freddie Mac (OTC: FMCC) today announced that William H. McDavid has been named executive vice president, general counsel and corporate secretary. He will assume the role on July 16, replacing Alicia Myara who has served as interim general counsel since November 2011. McDavid will report to Donald H. Layton, chief executive officer, and will serve on the company’s management committee.

McDavid was general counsel for JPMorgan Chase & Co., prior to its merger in 2004 with BankOne, and its predecessors going back to Chemical Bank starting in 1988. From 2004 to 2006, he was co-general counsel for JP Morgan Chase & Co. Over the course of his career, he has overseen the full range of legal activities, including mergers and acquisitions, intellectual property matters, securities and disclosure issues, as well as bank regulatory matters.

“Having worked with Bill for over a dozen years, I have enormous respect for his combination of legal acumen and business experience. Few people have Bill’s specific experience of being the general counsel of a large financial institution, and that is why he is perfectly suited to help Freddie Mac navigate an increasingly challenging and changing environment,” said Layton. “His appointment also further strengthens our management team as we work together for the broader benefit of the nation’s housing finance system.”

McDavid began his career in 1972 as an associate in corporate practice at Debevoise & Plimpton and served as associate general counsel for Bankers Trust Company from 1981 to 1988, including two years in London as head of its European legal division.

McDavid holds an A.B. degree from Columbia College and a J.D. degree from Yale Law School. He is a member of the executive committee of Yale Law School Association and served for many years as a trustee, and as chair of the board of trustees, of the French-American School of New York.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today, Freddie Mac makes home possible for one in four homebuyers and is one of the largest sources of financing for multifamily housing. For more information visit www.FreddieMac.com and Twitter: @FreddieMac.

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